Exhibit 3.5
Amended and Restated Designation of Series A Convertible Preferred Units
     Section 1. Number of Units and Designation.
     This series of preferred units shall be designated as Series A Convertible Preferred Units (the “Convertible Preferred”) and the number of units which shall constitute such series shall be 200,000 units (the “Preferred Units”), which number may be increased or decreased (but not below the number thereof then outstanding plus the number required to fulfill the Partnership’s obligations under options, rights or warrants or securities convertible into Convertible Preferred, issued by the Partnership) from time to time by the General Partner. The Convertible Preferred shall not be redeemable without the written consent of the holders thereof.
     Section 2. Dividends.
     The holders of Convertible Preferred shall not be entitled to the payment of any dividends by the Partnership.
     Section 3. Liquidation.
     Upon any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary (a “Liquidation”), each holder of Convertible Preferred shall be entitled to receive, out of the assets of the Partnership available for distribution to Partners, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Preferred Units held by such holder. After payment to the holders of the Convertible Preferred in full of the preferential amounts provided for in this Section 3, the holders of Convertible Preferred shall have no right or claim to any of the remaining assets of the Partnership. If upon any Liquidation the Partnership’s assets to be distributed among the holders of the Convertible Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Partners shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Convertible Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein, the Partnership shall mail written notice of any such Liquidation to each record holder of Convertible Preferred as of a date at least three Business Days prior to the mailing of such notice, setting forth in reasonable detail the amount of proceeds to be paid with respect to each unit of Convertible Preferred in connection with such Liquidation (assuming no conversion of Preferred Units into Common Units). At any time prior to a Liquidation, the holders of Convertible Preferred shall be entitled to convert their Preferred Units into Common Units in accordance with the provisions of Section 5 below. Neither the consolidation or merger of the Partnership into or with any other entity or entities (whether or not the Partnership is the surviving entity), nor the sale, conveyance, exchange or transfer (for cash, securities or other consideration) by the Partnership of all or any part of its assets, nor any other form of recapitalization or reorganization affecting the Partnership shall be deemed to be a Liquidation within the meaning of this Section 3.
     Section 4. Voting and Preemptive Rights.

     4.A. Voting Procedures. The holders of Convertible Preferred shall be entitled to notice of all meetings of the holders of Common Units in accordance with the Partnership Agreement. Each Preferred Unit shall have one (1) vote per Preferred Unit.
     4.B. General Voting Rights. The holders of Convertible Preferred shall vote together as a single class with the holders of the Common Units as provided in Section 4A above on all matters submitted to a vote of the holders of the Common Stock.
     4.C. Special Voting Rights. In addition to the voting rights provided in Section 4B above and any voting rights provided by applicable law, so long as any Convertible Preferred remains outstanding, the holders of a majority of the Convertible Preferred outstanding must approve, voting separately as a class:
          (i) any amendment to the Partnership Agreement that would affect adversely the rights, preferences, privileges or voting rights of holders of the Convertible Preferred or the terms of the Convertible Preferred; or
          (ii) any proposed issuance of a class of Partnership Interests in the Partnership that ranks pari passu or senior to the Convertible Preferred, or any proposed issuance of Junior Securities which are required to be redeemed by the Partnership Interests at any time that any Preferred Units are outstanding, whether upon the occurrence of certain events or otherwise.
     4.D. Preemptive Rights. The holders of Convertible Preferred shall be entitled to preemptive rights to purchase Offered New Securities (as defined in the Partnership Agreement). The Proportionate Percentage (as defined in the Partnership Agreement) of the Offered New Securities with respect to each holder of Convertible Preferred shall equal, a fraction, expressed as a percentage, the numerator of which is 200,000 and the denominator of which is the total number of Units (as defined in the Partnership Agreement) including the Preferred Units owned by all Partners at the time in question.
     Section 5. Conversion.
     5.A. Automatic Conversion.
          (i) On the IPO Conversion Date, and provided that an Exit Transaction has not occurred, all of the outstanding Preferred Units on such date shall automatically and without further action required by any Person, convert into that number of Common Units equal to the quotient obtained by dividing (a) by (b), where (a) is the aggregate Liquidation Value represented by all the Preferred Units to be converted, and (b) is the IPO Price.
          (ii) Upon the date that an Exit Transaction is consummated, and provided that an IPO Conversion Date has not occurred, all of the outstanding shares of Convertible Preferred on such date shall automatically and without further action required by any Person, convert into that number of shares of Common Stock equal to the quotient obtained by dividing (a) by (b), where (a) is the aggregate Liquidation Value represented by all the Shares to be converted, and (b) is the Exit Price. Prior to the consummation of any Exit Transaction, the Partnership shall make appropriate provisions to insure that each of the holders of Convertible Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be)

the Common Units immediately theretofore acquirable and receivable upon the conversion of such holder’s Convertible Preferred pursuant to this Section 5A(ii), such units, securities or assets as such holder would have received in connection with such Exit Transaction if such holder had converted its Convertible Preferred immediately prior to such Exit Transaction. The Partnership shall not effect any such Exit Transaction, unless prior to the consummation thereof, the successor entity (if other than the Partnership) resulting from consolidation or merger or the Person purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such units, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The provisions of this Section 5A(ii) shall not apply in the event of a conversion of the Convertible Preferred pursuant to Section 5A hereof prior to the consummation of the Exit Transaction.
     5.B. Conversion Procedure.
          (i) At the time any conversion of Convertible Preferred pursuant to Section 5A has been effected, the rights of the holder of the Preferred Units converted as a holder of Convertible Preferred shall cease and the Person or Persons in whose name or names any Conversion Units are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Conversion Units represented thereby.
          (ii) The Partnership shall not close its books against the transfer of Convertible Preferred or of Conversion Units issued or issuable upon conversion of Convertible Preferred in any manner which interferes in any material respect with the timely conversion of Convertible Preferred. The Partnership shall assist and cooperate with any holder of Preferred Units required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Preferred Units hereunder (including, without limitation, making any filings required to be made by the Partnership).
          (iii) All Common Units which are issuable upon conversion of the Convertible Preferred shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes (other than income taxes payable by the holder), liens, charges and encumbrances created by, through or under the Partnership.
          (iv) The Partnership shall not be required to issue fractional units of units upon the conversion of the Convertible Preferred. As to any final fraction of a unit which the holder of one or more units of Convertible Preferred would otherwise be entitled to receive upon conversion, the Partnership shall, in lieu of issuing any fractional unit, the fraction will be rounded up or down to the nearest whole number of units.
     5.C. Notices.
          (i) The Partnership shall give written notice to all holders of Convertible Preferred of any conversion of the Convertible Preferred pursuant to Section 5A hereof within five Business Days after the effective date of such conversion.
          (ii) The Partnership shall also give written notice to the holders of Convertible Preferred at least 20 days prior to the date on which any Exit Transaction shall take place.

     Section 6. Purchase Rights.
     If at any time the Partnership grants, issues or sells any Options, Convertible Securities or rights to purchase units, warrants, securities or other property pro rata to the record holders of any class of Common Units (the “Purchase Rights”), then each holder of Convertible Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of units of Conversion Units acquirable upon conversion of such holder’s Convertible Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Units are to be determined for the grant, issue or sale of such Purchase Rights.
     Section 7. Record Holders.
     The Partnership shall deem and treat the record holder of any Convertible Preferred as the true and lawful owner thereof for all purposes, and the Partnership shall be affected by any notice to the contrary.
     Section 8. Definitions.
     “Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be opened.
     “Common Units” means, collectively, the units of Partnership Interest (as defined in the Partnership Agreement) in the Partnership issued prior to the date hereof pursuant to the Partnership Agreement (including any and all Conversion Units), and any units of the Partnership hereafter authorized which are designated by the General Partner as common units.
     “Conversion Units” means units of the Partnership’s Common Units issuable upon conversion of the Convertible Preferred, provided that if there is a change such that the securities issuable upon conversion of the Convertible Preferred are issued by an entity other than the Partnership or there is a change in the type or class of securities so issuable, then the term “Conversion Units” shall mean one unit of the security issuable upon conversion of the Convertible Preferred if such security is issuable in units, or shall mean the smallest unit in which such security is issuable if such security is not issuable in units.
     “Convertible Securities” means any units or securities directly or indirectly convertible into or exchangeable for Common Units.
     “Exit Price” means the price or value of Common Units to be paid to the Partnership’s unit holders by the Person or successor entity in an Exit Transaction, or if such price or value is not readily ascertainable, a price determined in good faith by the General Partner, and in each case, net of selling expenses.
     “Exit Transaction” means the sale of all or substantially all of the assets of the Partnership on a consolidated basis to an Person, (ii) a merger, reorganization or consolidation in which the holders of the Partnership’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, (iii) the sale of all or a majority of the outstanding equity interests in the Partnership to an Person whether by unit exchange or otherwise or (iv) any other transaction or series of transactions in which, the owners of the Partnership’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction, in each case which is effected in such a manner that the holders of Common Units are entitled to receive (either directly or upon subsequent liquidation or distribution) units, securities or assets with respect to or in exchange for Common Units.
     “General Partner” means Elk Creek GP, LLC, a Delaware limited liability company.
     “IPO” means an initial public offering of units of Common Units of the Partnership to the public in an underwritten offering pursuant to a registration statement under the Securities Act or the securities laws of any other jurisdiction.
     “IPO Conversion Date” means the date of the effectiveness of the IPO.
     “IPO Price” means the initial public offering price per unit of the Common Units sold in the IPO, less any underwriting discount per unit for the Common Units sold in the IPO, as reflected in the prospectus filed with the SEC on or immediately prior to the IPO Conversion Date.
     “Junior Securities” means any units of Partnership Interest of the Partnership or other equity securities of the Partnership other than the Convertible Preferred.
     “Liquidation Value” of any Unit as of any particular date shall be equal to $100.
     “Options” means any rights, warrants or options to subscribe for or purchase Common Units or Convertible Securities.
     “Partners” means the General Partner and the limited partners of the Partnership.
     “Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated October 1, 2011.
     “Person” means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization, other than the Partnership, any of its Subsidiaries, any employee benefit plan of the Partnership or any of its Subsidiaries, or any entity holding units of Common Units for or pursuant to the terms of any such plan.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute thereof, together with the rules and regulations promulgated thereunder.
     Section 9. Amendment and Waiver.

     No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of two-thirds of the Convertible Preferred outstanding at the time such action is taken.
     Section 10. Notices.
     Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by first class mail or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the General Partner at its principal executive offices and (ii) to any holder of the Convertible Preferred, at such holder’s address as it appears in the records of the Partnership, or to such other address as the General Partner or holder, as the case may be, shall have designated by notice similarly given.
     Section 11. Acquired Units.
     Any Preferred Units purchased or otherwise acquired by the Partnership in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such Preferred Units shall upon their cancellation become authorized but unissued units of preferred units of the Partnership and may be re-issued as part of a new series of preferred units to be created by resolution or resolutions of the General Partner, subject to the conditions and restrictions on issuance set forth herein.
     Section 12. Successors and Transferees.
     The provisions applicable to Preferred Units shall bind and inure to the benefit of and be enforceable by the Partnership, the respective successors to the Partnership, and by any record holder of Preferred Units.
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